Form 10KSB, Exhibit 13
period 2001-12-31
FC BANC CORP
filed 2002-03-27
CIK 893539

                                                                      Exhibit 13

                                  FC BANC CORP.

                                  BUCYRUS, OHIO

                                  AUDIT REPORT

                                DECEMBER 31, 2001

                                  FC BANC CORP.
                    CONSOLIDATED AUDITED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001

                                                                      Page

         Number
         ------

Report of Independent Auditors                                            1

Financial Statements

         Consolidated Balance Sheet                                       2

         Consolidated Statement of Income                                 3

         Consolidated Statement of Changes in Stockholders' Equity        4

         Consolidated Statement of Cash Flows                             5

Notes to Consolidated Financial Statements                           6 - 24

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------

Board of Directors and Stockholders
FC Banc Corp.

We have audited the accompanying consolidated balance sheet of FC Banc Corp. and subsidiary as of December 31, 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated balance sheet as of December 31, 2000 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the two years in the period ending December 31, 2000, were audited by other auditors whose report dated January 17, 2001 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FC Banc Corp. and subsidiary as of December 31, 2001 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Wexford, PA
January 18, 2002

                                  FC BANC CORP.
                           CONSOLIDATED BALANCE SHEET

                                                                               December 31,
                                                                            2001          2000
                                                                          ---------    ---------
                                                                          (Dollars in thousands)
ASSETS
     Cash and due from banks                                              $   3,659    $   3,685
     Federal funds sold                                                       3,000        1,200
                                                                          ---------    ---------
     Cash and cash equivalents                                                6,659        4,885

     Investment securities available for sale                                33,989       27,545
     Loans                                                                   61,038       62,679
     Less allowance for loan losses                                           1,499        1,496
                                                                          ---------    ---------
             Net loans                                                       59,539       61,183
     Premises and equipment                                                   4,575        2,041
     Accrued interest and other assets                                        4,799        4,477
                                                                          ---------    ---------
             TOTAL ASSETS                                                 $ 109,561    $ 100,131
                                                                          =========    =========
LIABILITIES
     Deposits:
         Noninterest-bearing                                              $  12,718    $  11,636
         Interest-bearing                                                    73,035       73,291
                                                                          ---------    ---------
             Total deposits                                                  85,753       84,927

     Short-term borrowings                                                    4,085        2,235
     Other borrowings                                                         6,009           23
     Accrued interest and other liabilities                                   1,535        1,170
                                                                          ---------    ---------
             TOTAL LIABILITIES                                               97,382       88,355
                                                                          ---------    ---------
STOCKHOLDERS' EQUITY
     Preferred stock of $25 par value; 750 shares authorized, no shares
       issued and outstanding                                                    --           --
     Common stock, no par value; 4,000,000 shares authorized,
       665,632 shares issued                                                    832          832
     Additional paid-in capital                                               1,366        1,366
     Retained earnings                                                       11,793       11,212
     Accumulated other comprehensive income (loss)                              109          (74)
     Treasury stock, at cost (75,478 and 60,777 shares)                      (1,921)      (1,560)
                                                                          ---------    ---------
             TOTAL STOCKHOLDERS' EQUITY                                      12,179       11,776
                                                                          ---------    ---------
             TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $ 109,561    $ 100,131
                                                                          =========    =========

See accompanying notes to consolidated financial statements.

                               FC BANC CORP.
                      CONSOLIDATED STATEMENT OF INCOME

                                                         Year Ended December 31,
                                                        2001     2000         1999
                                                       ------   -------      -------
                                                    (Dollars in thousands)
INTEREST INCOME
     Interest and fees on loans                        $5,198   $ 4,963      $ 4,301
     Federal funds sold                                   193        29          131
     Investment securities:
        Taxable                                         1,205     1,647        1,706
        Exempt from federal income tax                    291       269          318
                                                       ------   -------      -------
               Total interest income                    6,887     6,908        6,456
                                                       ------   -------      -------
INTEREST EXPENSE
     Deposits                                           2,536     2,884        2,591
     Short-term borrowings                                203        57            1
     Other borrowings                                     144         2           --
                                                       ------   -------      -------
               Total interest expense                   2,883     2,943        2,592
                                                       ------   -------      -------
NET INTEREST INCOME                                     4,004     3,965        3,864
Provision for loan losses                                  --      (134)        (130)
                                                       ------   -------      -------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES                            4,004     4,099        3,994
                                                       ------   -------      -------
NONINTEREST INCOME
     Service charges on deposit accounts                  471       419          408
     Investment securities gains (losses), net             40        19           (3)
     Bank owned life insurance earnings                   128       127          130
     Other income                                         179       121          115
                                                       ------   -------      -------
               Total noninterest income                   818       686          650
                                                       ------   -------      -------
NONINTEREST EXPENSE
     Salaries and employee benefits                     1,691     1,535        1,485
     Net occupancy and equipment expenses                 684       635          655
     Professional fees                                    194       154          162
     State franchise tax                                  144       139          136
     Loss on disposal of premises and equipment            --       263           --
     Data Processing                                      173       143           62
     Other expense                                        780       725          715
                                                       ------   -------      -------
               Total noninterest expense                3,666     3,594        3,215
                                                       ------   -------      -------
Income before income taxes                              1,156     1,191        1,429
Income taxes                                              193       305          358
                                                       ------   -------      -------
NET INCOME                                             $  963   $   886      $ 1,071
                                                       ======   =======      =======
EARNINGS PER SHARE
        Basic                                          $ 1.62   $  1.44      $  1.70
        Diluted                                          1.60      1.42         1.67

See accompanying notes to consolidated financial statements.

                                  FC BANC CORP.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                              Additional
                                                     Common    paid-in     Retained
                                                     Stock     capital     Earnings
                                                     ------   ----------   --------
                                                          (Dollars in thousands)
Balance, December 31, 1998                            $ 832    $ 1,370     $ 10,034

Net income                                                                    1,071
Other comprehensive loss:
   Unrealized loss on securities available
     for sale, net of reclassification
     adjustment, net of tax benefit of $237
Comprehensive income
Cash dividends ($.61 per share)                                                (385)
Purchase of treasury stock
Exercise of stock options (1,000 shares)                             1
                                                      -----    -------     --------
Balance, December 31, 1999                              832      1,371       10,720

Net income                                                                      886
Other comprehensive income:
   Unrealized gain on available for sale
     securities, net of reclassification
     adjustment, net of taxes of $225
Comprehensive income
Cash dividends ($.64 per share)                                                (394)
Purchase of treasury stock
Exercise of stock options (2,360 shares)                            (5)
                                                      -----    -------     --------
Balance, December 31, 2000                              832      1,366       11,212

Net income                                                                      963
Other comprehensive income:
   Unrealized gain on available for sale
     securities, net of reclassification
     adjustment, net of taxes of $95
Comprehensive income
Cash dividends ($.64 per share)                                                (382)
Purchase of treasury stock
                                                      -----    -------     --------
Balance, December 31, 2001                            $ 832    $ 1,366     $ 11,793
                                                      =====    =======     ========

Components of comprehensive income loss:
    Change in net unrealized gain (loss)
      on investments available for sale
   Realized (gains) losses included in net income,
      net of taxes of $14, $6 and ($1)
Total

                                                     Accumulated
                                                        Other                     Total
                                                     Comprehensive   Treasury   Stockholders'   Comprehensive
                                                     Income (Loss)    Stock       Equity           Income
                                                     -------------   --------   -------------   -------------
                                                                     (Dollars in thousands)
Balance, December 31, 1998                             $   (49)      $   (685)    $ 11,502

Net income                                                                           1,071        $  1,071
Other comprehensive loss:
   Unrealized loss on securities available
     for sale, net of reclassification
     adjustment, net of tax benefit of $237               (474)                       (474)           (474)
                                                                                                  --------
Comprehensive income                                                                              $    597
                                                                                                  ========
Cash dividends ($.61 per share)                                                       (385)
Purchase of treasury stock                                               (385)        (385)
Exercise of stock options (1,000 shares)                                   23           24
                                                       -------       --------     --------
Balance, December 31, 1999                                (523)        (1,047)      11,353

Net income                                                                             886        $    886
Other comprehensive income:
   Unrealized gain on available for sale
     securities, net of reclassification
     adjustment, net of taxes of $225                      449                         449             449
                                                                                                  --------
Comprehensive income                                                                              $  1,335
                                                                                                  ========
Cash dividends ($.64 per share)                                                       (394)
Purchase of treasury stock                                               (570)        (570)
Exercise of stock options (2,360 shares)                                   57           52
                                                       -------       --------     --------
Balance, December 31, 2000                                 (74)        (1,560)      11,776

Net income                                                                             963        $    963
Other comprehensive income:
   Unrealized gain on available for sale
     securities, net of reclassification
     adjustment, net of taxes of $95                       183                        183              183
                                                                                                  --------
Comprehensive income                                                                              $  1,146
                                                                                                  ========
Cash dividends ($.64 per share)                                                       (382)
Purchase of treasury stock                                               (361)        (361)
                                                       -------       --------     --------
Balance, December 31, 2001                             $   109       $ (1,921)    $ 12,179
                                                       =======       ========     ========
                                                          2001           2000         1999
                                                       -------       --------     --------
Components of comprehensive income loss:
    Change in net unrealized gain (loss)
      on investments available for sale                $   209       $    462         (476)
   Realized (gains) losses included in net income,
      net of taxes of $14, $6 and ($1)                     (26)           (13)           2
                                                       -------       --------     --------
Total                                                  $   183       $    449         (474)
                                                       =======       ========     ========

          See accompanying notes to consolidated financial statements.

                                  FC BANC CORP.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                  Year Ended December 31,
                                                                 2001      2000       1999
                                                               --------   -------   --------
                                                                   (Dollars in thousands)
OPERATING ACTIVITIES
     Net income                                                $    963   $   886   $  1,071
     Adjustments to reconcile net income to
       net cash provided by operating activities:
        Provision for loan losses                                    --      (134)      (130)
        Investment securities (gain) losses, net                    (40)      (19)         3
        Loss from disposal of premises and equipment                 --       263         --
        Depreciation, amortization and accretion                    448       432        589
        Deferred income taxes                                        31       112         16
        Decrease (increase) in accrued interest receivable          (51)      (67)        28
        Increase (decrease) in accrued interest payable             (91)       44         (4)
        Other, net                                                   42      (311)      (195)
                                                               --------   -------   --------
                Net cash provided by operating activities         1,302     1,206      1,378
                                                               --------   -------   --------

INVESTING ACTIVITIES
     Investment securities available for sale:
              Proceeds from repayments and maturities            15,566     7,555     10,826
              Purchases                                         (21,952)     (205)    (9,937)
              Proceeds from sales                                   130        62        711
     Proceeds from redemption of life insurance contracts            --        --        702
     Purchases of life insurance contracts                           --        --       (560)
     Proceeds from sale of other real estate owned                   --        --         51
     Proceeds from sale of loans                                     --        --        282
     Decrease (increase) in loans, net                            1,644    (6,806)   (10,521)
     Purchases of premises and equipment                         (2,835)     (533)    (1,010)
                                                               --------   -------   --------
                Net cash provided by (used for) investing
                 activities                                      (7,447)       73     (9,456)
                                                               --------   -------   --------
FINANCING ACTIVITIES
     Increase (decrease) in deposits, net                           826    (2,032)     5,648
     Increase in short-term borrowings, net                       1,850     2,235         --
     Proceeds from other borrowings                               5,993        --         30
     Repayments of other borrowings                                  (7)       (6)        (1)
     Purchases of treasury stock                                   (361)     (570)      (385)
     Proceeds from stock option exercises                            --        52         23
     Cash dividends                                                (382)     (394)      (385)
                                                               --------   -------   --------
                Net cash provided by (used for) financing
                 activities                                       7,919      (715)     4,930
                                                               --------   -------   --------
                Increase (decrease) in cash and cash
                 equivalents                                      1,774       564     (3,148)

CASH AND CASH EQUIVALENTS
   AT BEGINNING OF YEAR                                           4,885     4,321      7,469
                                                               --------   -------   --------
CASH AND CASH EQUIVALENTS
   AT END OF YEAR                                              $  6,659   $ 4,885   $  4,321
                                                               ========   =======   ========

SUPPLEMENTAL INFORMATION
     Cash paid during the year for:
        Interest on deposits and borrowings                    $  2,974   $ 2,899   $  2,596
        Income taxes                                                100       312        498
     Loans transferred to other real estate loans                    --        --         50

See accompanying notes to consolidated financial statements.

                                  FC BANC CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (In thousands, except per share amounts)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

     Nature of Operations and Basis of Presentation
     ----------------------------------------------

     FC Banc Corp. (the "BanCorp") is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Farmers Citizens Bank (the Bank). The Bank generates commercial (including agricultural), mortgage and consumer loans and receives deposits from customers located primarily in Crawford, Morrow, and Knox counties and the surrounding areas. The Bank operates under a state bank charter and provides full banking services. As a state bank, the Bank is subject to regulations by the State of Ohio Division of Financial Institutions and the Federal Reserve System through the Federal Reserve Bank of Cleveland.

     The consolidated financial statements include the accounts of FC Banc Corp, and its wholly-owned subsidiary, Farmers Citizens Bank, after elimination of all material intercompany transactions and balances.

     The accounting principles followed by the BanCorp and the methods of applying these principles conform with accounting principles generally accepted in the United States of America and with general practice within the banking industry. Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date and revenues and expenses for that period. Actual results could differ from those estimates.

     Investment Securities
     ---------------------

     Currently, the BanCorp's investment securities portfolio is classified as available for sale. The portfolio serves principally as a source of liquidity and is carried at fair value with unrealized holding gains and losses for available for sale securities reported as a separate component of stockholders' equity, net of tax, until realized. Debt securities acquired with the intent to hold to maturity would be classified as hold to maturity and carried at cost adjusted for amortization of premium and accretion of discount, which are computed using the interest method, and recognized as adjustments of interest income. Realized security gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

     Common stock of the Federal Home Loan Bank, Federal Reserve Bank, and Great Lakes Bankers Bank represents ownership in institutions which are wholly-owned by other financial institutions. These equity securities are accounted for at cost and are included in other assets.

                    (In thousands, except per share amounts)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Loans
     -----

     Loans are reported at their principal amount net of the allowance for loan losses. Interest income is recognized as income when earned on the accrual method. The accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions, the borrower's financial condition is such that collection of interest is doubtful. Loans are returned to accrual status when past due interest is collected and the collection of principal probable.

     Allowance for Loan Losses
     -------------------------

     The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses which is charged to operations. The provision is based on management's periodic evaluation of the adequacy of the allowance for loan losses which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to significant change in the near term.

     A loan is considered impaired when it is probable the borrower will not repay the loan according to the original contractual terms of the loan agreement. Management has determined that first mortgage loans on one-to-four family properties and all consumer loans represent large groups of smaller-balance homogeneous loans that are to be collectively evaluated. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. A loan is not impaired during a period of delay in payment if the BanCorp expects to collect all amounts due including interest accrued at the contractual interest rate for the period of delay. All loans identified as impaired are evaluated independently by management. The BanCorp estimates credit losses on impaired loans based on the present value of expected cash flows or the fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral.

     Impaired loans, or portions thereof, are charged off when it is determined a realized loss has occurred. Until such time, an allowance for loan losses is maintained for estimated losses. Cash receipts on impaired loans are applied first to accrued interest receivable unless otherwise required by the loan terms, except when an impaired loan is also a nonaccrual loan. Interest received on nonaccrual loans is recorded as income or applied against principal according to management's judgment as to the collectibility of such principal.

                    (In thousands, except per share amounts)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Premises and Equipment
     ----------------------

     Premises and equipment are stated at cost net of accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

     Postretirement Benefits
     -----------------------

     The BanCorp maintains a non-contributory defined post-retirement plan covering all employees. The plan provides a level of life and health insurance to retirees which is based on their annual compensation prior to retirement.

     Income Taxes
     ------------

     The BanCorp and the Bank file a consolidated federal income tax return. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     Earnings Per Share
     ------------------

     The BanCorp provides dual presentation of basic and diluted earnings per share. Basic earnings per share is calculated utilizing net income as reported in the numerator and average shares outstanding in the denominator. The computation of diluted earnings per share differs in that the dilutive effects of any stock options, warrants, and convertible securities are adjusted in the denominator.

     Stock Options
     -------------

     The BanCorp maintains a stock option plan for key officers, employees, and non-employee directors. When the exercise price of the BanCorp's stock options is greater than or equal to the market price of the underlying stock on the date of the grant, no compensation expense is recognized in the BanCorp's financial statements. Pro forma net income and earnings per share are presented to reflect the impact of the stock option plan assuming compensation expense had been recognized based on the fair value of the stock options granted under the plan.

     Cash Flow Information
     ---------------------

     The BanCorp has defined cash and cash equivalents as those amounts included in the balance sheet captions Cash and due from banks and Federal funds sold.

                    (In thousands, except per share amounts)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Recent Accounting Pronouncements
     --------------------------------

     In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (FAS) No. 141, Business Combinations, effective for all business combinations initiated after June 30, 2001, as well as all business combinations accounted for by the purchase method that are completed after June 30, 2001. The new statement requires that the purchase method of accounting be used for all business combinations and prohibits the use of the pooling-of-interests method. The adoption of Statement No. 141 is not expected to have a material effect on the Company's financial position or results of operations.

     In July 2001, the FASB issued FAS No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. The statement changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this statement. However, the new statement did not amend FAS 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, which requires recognition and amortization of unidentified intangible assets relating to the acquisition of financial institutions or branches thereof. The FASB has decided to undertake a limited scope project to reconsider the provisions of FAS 72 in 2002. Therefore, the adoption of Statement No. 142 is not expected to have a material effect on the Company's financial position or results of operations.

     In August 2001, the FASB issued FAS No. 143, Accounting for Asset Retirement Obligations, which requires that the fair value of a liability be recognized when incurred for the retirement of a long-lived asset and the value of the asset be increased by that amount. The statement also requires that the liability be maintained at its present value in subsequent periods and outlines certain disclosures for such obligations. The adoption of this statement, which is effective January 1, 2003, is not expected to have a material effect on the Company `s financial statements.

     In October 2001, the FASB issued FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. FAS 144 supercedes FAS 121 and applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business. FAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less costs to sell. FAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, its provisions are to be applied prospectively. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

     Reclassification of Comparative Amounts
     ---------------------------------------

     Certain items previously reported have been reclassified to conform with the current year's format. Such reclassifications did not affect net income or stockholders' equity.

                    (In thousands, except per share amounts)

2.   EARNINGS PER SHARE

     There are no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator. The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation.

                                              2001     2000      1999
                                            -------   -------   -------

Weighted-average common shares and
  common stock equivalents used to
  calculate basic earnings per share        596,213   614,754   631,984

Additional common stock equivalents
  (stock options) used to calculate
  diluted earnings per share                  3,658    10,112     8,874
                                            -------   -------   -------

Weighted-average common shares and
  common stock equivalents used
  to calculate diluted earnings per share   599,871   624,866   640,858
                                            =======   =======   =======

3.   INVESTMENT SECURITIES AVAILABLE FOR SALE

     The amortized cost and estimated market values of securities available for sale are as follows:

                                    2001
                                 -----------------------------------------------
                                               Gross        Gross      Estimated
                                 Amortized   Unrealized   Unrealized     Market
                                    Cost       Gains        Losses       Value
                                 ---------   ----------   ----------   ---------
U.S. Government agency
     securities                   $15,567       $103        $ (49)      $15,621
Obligations of state and
     political subdivisions         8,803         70          (84)        8,789
Corporate securities                1,388         10           --         1,398
Mortgage-backed securities          7,994        104           (3)        8,095
                                  -------       ----        -----       -------
    Total debt securities          33,752        287         (136)       33,903
Equity securities                      73         13           --            86
                                  -------       ----        -----       -------
            Total                 $33,825       $300        $(136)      $33,989
                                  =======       ====        =====       =======

                    (In thousands, except per share amounts)

3.   INVESTMENT SECURITIES AVAILABLE FOR SALE (Continued)

                                                    2000
                              -----------------------------------------------
                                            Gross        Gross      Estimated
                              Amortized   Unrealized   Unrealized     Market
                                 Cost       Gains        Losses       Value
                              ---------   ----------   ----------   ---------
U.S. Government agency
     securities                $ 8,916       $  8        $ (79)      $ 8,845
Obligations of state and
     political subdivisions      6,317         33          (27)        6,323
Corporate securities             1,429          1           (5)        1,425
Mortgage-backed securities      10,844         18         (102)       10,760
                               -------       ----        -----       -------
    Total debt securities       27,506         60         (213)       27,353
Equity securities                  164         28           --           192
                               -------       ----        -----       -------
            Total              $27,670       $ 88        $(213)      $27,545
                               =======       ====        =====       =======

     The amortized cost and estimated market value of debt securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      Estimated
                                          Amortized     Market
                                             Cost       Value
                                          ---------   ---------
Due in one year or less                    $ 3,746     $ 3,788
Due after one year through five years       12,703      12,746
Due after five years through ten years       7,702       7,760
Due after ten years                          9,601       9,609
                                           -------     -------
            Total                          $33,752     $33,903
                                           =======     =======

     Investment securities with a carrying value of $17,908 and $15,113 at December 31, 2001 and 2000, respectively, were pledged to secure deposits and other purposes as required by law.

     The following is a summary of proceeds received, gross gains, and gross losses realized on the sale of investment securities available for sale for the years ended December 31, 2001, 2000 and 1999.

                      2001   2000   1999
                      ----   ----   ----

Proceeds from sales   $130   $ 62   $711
Gross gains             40     19     --
Gross losses            --     --      3

                    (In thousands, except per share amounts)

4.   LOANS

     Major classifications of loans are summarized as follows:

                                           2001      2000
                                         -------   --------

Loans secured by real estate:
    Construction                         $ 1,087   $    841
    Commercial                            19,753     20,515
   Residential                            26,104     27,665
Commercial, financial, and agricultural               5,781
Consumer                                   8,154      7,877
                                         -------   --------
                                          61,038     62,679
Less allowance for loan losses             1,499      1,496
                                         -------   --------
          Net loans                      $59,539   $ 61,183
                                         =======   ========

     Changes in the allowance for loan losses for the years ended December 31, are as follows:

                                         2001     2000     1999
                                        ------   ------   ------

Balance, January 1                      $1,496   $1,732   $1,725
Add:
     Provisions charged to operations       --     (134)    (130)
     Recoveries                             94       81      205
Less loans charged off                     (91)    (183)     (68)
                                        ------   ------   ------
Balance, December 31                    $1,499   $1,496   $1,732
                                        ======   ======   ======

     The Company grants residential, commercial, and consumer loans to customers throughout its trade area which is concentrated in Knox, Morrow, and Crawford counties. Although the Company has a diversified loan portfolio at December 31, 2001 and 2000, a substantial portion of its debtors' ability to honor their loan agreements is dependent upon the economic stability of its immediate trade area.

     Certain directors and executive officers of the Company, members of their immediate families and companies in which they are principal owners (i.e., at least 10%), were indebted to the Company at December 31, 2001 and 2000. A summary of the activity on the related party loans to certain directors and executive officers and their related companies and immediate families, consists of the following:

 2000    Advances   Repayments    2001
 -----   --------   ----------   ------

$2,917    $ 324       $ 591      $2,650

                    (In thousands, except per share amounts)

5.   PREMISES AND EQUIPMENT

     Major classifications of premises and equipment are summarized as follows:

                                        2001       2000
                                      --------   --------

Land and land improvements            $    726   $    720
Building and leasehold improvements      1,073        992
Furniture, fixtures, and equipment       1,318      1,202
Construction in-progress                 2,781        185
                                      --------   --------
                                         5,898      3,099
Less accumulated depreciation           (1,323)    (1,058)
                                      --------   --------
          Total                       $  4,575   $  2,041
                                      ========   ========

     Costs associated with the construction of a new main office building totaled $2.7 million in 2001. The projected cost of the building is $3.6 million. Costs relating to the construction of a new Fredericktown facility totaled $83. The Fredericktown branch is expected to be completed in mid-2002 and has a total contract price of $736. Interest capitalization on both projects totaled $36 in 2001. Depreciation charged to operations was $301 in 2001, $336 in 2000, and $391, in 1999.

6.   DEPOSITS

     Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $7,469 and $8,913 at December 31, 2001 and 2000, respectively.

     Maturities on time deposits of $100,000 or more at December 31, 2001 are as follows:

Within three months                    $1,181
Beyond three but within six months      3,580
Beyond six but within twelve months     1,382
Beyond one year                         1,326
                                       ------
          Total                        $7,469
                                       ======

7.   SHORT-TERM BORROWINGS

     The outstanding balances and related information of short-term borrowings which includes securities sold under agreements to repurchase, are summarized as follows:

                                           2001     2000
                                          ------   ------

Balance at year-end                       $4,085   $2,235
Average  balance outstanding               5,726      882
Maximum month-end balance                  8,022    2,618
Weighted-average rate at year-end           2.03%    6.52%
Weighted-average rate during the year       3.55%    6.46%

                    (In thousands, except per share amounts)

7.   SHORT-TERM BORROWINGS (Continued)

     Average balances outstanding during the year represent daily average balances, and average interest rates represent interest expense divided by the related average balance.

     Investment securities with a carrying value of $8,072 and $2,236 at December 31, 2001 and 2000, respectively, were pledged as collateral for these borrowings.

8.   OTHER BORROWINGS

     Other borrowings are summarized as follows:

                          Maturity
Description                 Date     Amount   Rate
-----------------------   --------   ------   ----

FHLB fixed-rate advance   02/22/04   $1,000   5.47%
FHLB fixed-rate advance   03/21/06    1,000   5.35%
FHLB mortgage matched     10/04/11      994   4.99%
FHLB convertible 10/5     10/04/11    1,000   4.32%
FHLB convertible 10/5     11/09/11    2,000   3.97%
                                     ------
                                      5,994
Note payable                             15
                                     ------
                                     $6,009
                                     ======

     Borrowing capacity consists of credit arrangements with the FHLB of Cincinnati. FHLB borrowings are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on certain investment and mortgage-backed securities, outstanding residential mortgages, and the Bank's investment in FHLB stock. As of December 31, 2001, the Bank's maximum borrowing capacity with the FHLB was approximately $6.7 million.

9.   INCOME TAXES

     The provision for federal income taxes consists of:

                             2001   2000   1999
                             ----   ----   ----

Current payable              $162   $193   $342
Deferred                       31    112     16
                             ----   ----   ----
          Total provision    $193   $305   $358
                             ====   ====   ====

                    (In thousands, except per share amounts)

9.   INCOME TAXES (Continued)

     The tax effects of deductible and taxable temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                         2001   2000
                                                        -----   ----
Deferred tax assets
     Unrealized loss on available for sale securities   $  --   $ 51
     Allowance for loan losses                            182    182
     Accrued expenses and employee benefits               187    171
     Other                                                 --     33
                                                        -----   ----
              Deferred tax assets                         369    437
                                                        -----   ----
Deferred tax liabilities:
     Unrealized gain on available for sale securities     (54)    --
     Premises and equipment                               (29)   (41)
     Investment discount's accretion                       (1)    (5)
     Other                                                (30)    --
                                                        -----   ----
              Deferred tax liabilities                   (114)   (46)
                                                        -----   ----
Net deferred tax assets                                 $ 255   $391
                                                        =====   ====

     The reconciliation between the federal statutory rate and the BanCorp's effective consolidated income tax rate is as follows:

                              2001               2000               1999
                         ----------------   ----------------   ----------------
                                    % of              % of               % of
                                  Pre-tax            Pre-tax            Pre-tax
                         Amount    Income   Amount   Income    Amount    Income
                         ------   -------   ------   -------   ------   -------

Provision at statutory
   rate                  $ 393     34.0%     $405     34.0%    $ 486      34.0%
Tax exempt interest       (106)    (9.2)      (96)    (8.0)     (113)     (7.8)
Life insurance income      (43)    (3.7)      (43)    (3.6)      (44)     (3.0)
Other                      (51)    (4.4)       39      3.3        29       1.8
                         -----     ----      ----     ----     -----      ----
Actual tax expense
  and effective rate     $ 193     16.7%     $305     25.7%    $ 358      25.0%
                         =====     ====      ====     ====     =====      ====

10.  EMPLOYEE BENEFITS

     Savings Plan
     ------------

     The Bank maintains a 401(k) retirement savings plan, with all employees eligible for inclusion in the plan. Participants may make salary savings contributions up to 15% of their compensation, a portion of which will be matched by the Bank. Additional contributions to the Plan may be made at the discretion of the Board of Directors based upon earnings of the Bank. Contributions by the Bank charged to operations were $68, $65 and $57 for the years ended December 31, 2001, 2000 and 1999, respectively.

                    (In thousands, except per share amounts)

10.  EMPLOYEE BENEFITS (Continued)

     Directors Retirement
     --------------------

     The BanCorp maintains a directors retirement plan which provides that any director with 15 years of continuous service will receive an annual retirement benefit equal to that director's board fees in the year before retirement. The annual retirement benefit will be paid for 15 years. In 1999, the plan was amended to provide for pro rata benefits for any director who is unable to satisfy the 15 years of continuous service requirement due to the mandatory director's retirement provision upon reaching 70 years of age. The Bank has purchased individual life insurance contracts with respect to this program. The Bank is the owner and beneficiary of the insurance contracts. The expense charged to operations was $30 in 2001, $23 in 2000, and $31 in 1999.

     Executive Compensation
     ----------------------

     The BanCorp and the Bank also entered into a Salary Continuation Agreement (the "Agreement") with their President. The Agreement provides that the BanCorp and the Bank will be obliged to continue to pay the president or his designated beneficiary(ies) for a period of 15 years following his retirement, death or disability or following a change in control of BanCorp. A benefit is also paid if he terminates employment (other than by discharge for cause) before he attains the age of 65. In that event, the amount of the benefit depends upon his years of service. The BanCorp has purchased an individual life insurance contract with respect to this program. The BanCorp is the owner and beneficiary of the insurance contract. The President is a general creditor of the BanCorp with respect to this benefit. The expense charge to operations was $56 in 2001, $40 in 2000, and $35 in 1999.

     Postretirement Benefits
     -----------------------

     The Bank sponsors a non-contributory postretirement plan providing health care coverage. The Bank's funding policy is to contribute as billed with their normal health care plan. For 2001, 2000, and 1999, the aggregate contributions were $28, $25, and $23, respectively.

     The following table sets forth the plan's funded status at December 31, 2001 and 2000:

                                                                         2001    2000
                                                                        -----   -----
Accumulated postretirement benefit obligation:
   Retirees                                                             $ 236   $ 232
   Other active plan participants                                          60      44
                                                                        -----   -----
                                 Total                                    296     276

   Plan assets at fair value                                               --      --
                                                                        -----   -----
Accumulated postretirement benefit
   obligation in excess of plan assets                                    296     276
Unrecognized net gain (loss) from past experience different from that
   assumed and effects of any changes in assumptions                       (3)     20
Unrecognized transition obligation,
   net of amortization                                                   (114)   (122)
                                                                        -----   -----
Accrued postretirement cost                                             $ 179   $ 174
                                                                        =====   =====

                    (In thousands, except per share amounts)

10.  EMPLOYEE BENEFITS (Continued)

     Postretirement Benefits (Continued)
     -----------------------

     Postretirement expense for 2001, 2000 and 1999 includes the following components:

                                         2001     2000     1999
                                        -----    -----    -----

Service cost                            $   6    $   5    $   5
Interest cost                              19       19       20
Amortization of transition obligation       9        9        9
                                        -----    -----    -----

Total                                   $  34    $  33    $  34
                                        =====    =====    =====

     For measurement purposes a 10% and 8% annual rate of increase in the per capita of covered health care benefits for those under and over 65, respectively, was assumed for 2001 and 2000. The rate was assumed to decrease gradually to 6% at 2013 and remain at that level thereafter.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.5%.

     Stock Option Plan
     -----------------

     The BanCorp has a fixed director and employee stock-based compensation plan. Under the plan, the BanCorp may grant options for up to 65,004 shares of common stock. The exercise price for the purchase of shares subject to a stock option may not be less than 100% of the fair market value of the shares covered by the option on the date of the grant. The term of stock options will not exceed 10 years from the date of grant.

     The following table presents share data related to the outstanding options:

                                    Weighted-            Weighted-
                                     average              average
                                    Exercise             Exercise
                            2001      Price      2000      Price
                           ------   ---------   ------   ---------

Outstanding, January 1     56,850    $ 23.69    57,650    $ 23.52
Granted                     2,500      22.40     2,800      28.50
Exercised                      --         --    (2,360)     22.00
Forfeited                    (640)     22.87    (1,240)     27.04
                           ------               ------

Outstanding, December 31   58,710    $ 23.69    56,850    $ 23.69
                           ======               ======

Exercisable at year-end    35,296    $ 23.06    23,430    $ 22.73
                           ======               ======

                    (In thousands, except per share amounts)

10.  EMPLOYEE BENEFITS (Continued)

     Stock Option Plan (Continued)
     -----------------

     The following table summarizes the characteristics of stock options at December 31, 2001:

                                 Outstanding                 Exercisable
                        -------------------------------   -----------------
                                 Contractual    Average            Average
             Exercise              Average     Exercise            Exercise
Grant Date    Price     Shares      Life        Price     Shares    Price
----------   --------   ------   -----------   --------   ------   --------
04/23/97     $  22.00   24,490       5.31      $  22.00   19,592   $  22.00
03/03/98        22.00   15,880       6.21         22.00    9,528      22.00
03/24/99        28.00   14,540       7.23         28.00    5,816      28.00
01/18/00        28.50    1,800       8.05         28.50      360      28.50
07/01/01        22.40    2,000       9.50         22.40       --         --
                        58,710                 $  23.69   35,296   $  23.06

     The BanCorp accounts for the Plan under provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under this Opinion, no compensation expense has been recognized with respect to the Plan because the exercise price of the BanCorp's employee stock options equals the market price of the underlying stock on the grant date.

     For purposes of computing pro forma results, the BanCorp estimated the fair values of stock options using the Black-Scholes option pricing model. The model requires the use of subjective assumptions which can materially affect fair value estimates. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the following weighted-average assumptions for grants in 2001: (1) expected dividend yield was two percent; (2) risk-free interest rate of 5.34 percent; (3) expected volatility of 7.71 percent; and (4) expected lives of options of ten years.

                                          2001      2000      1999
                                         -------   -------   -------

Net income applicable to common stock:
     As reported                         $   963   $   886   $ 1,071
     Pro forma                               911       876     1,060
Basic net income per common share:
     As reported                         $  1.62   $  1.44   $  1.70
     Pro forma                              1.53      1.42      1.68
Diluted net income per common share:
     As reported                         $  1.60   $  1.42   $  1.67
     Pro forma                              1.52      1.40      1.65

                    (In thousands, except per share amounts)

11.  COMMITMENTS

     In the normal course of business, there are various outstanding commitments and certain contingent liabilities which are not reflected in the accompanying consolidated financial statements. These commitments and contingent liabilities represent financial instruments with off-balance sheet risk. The contract or notional amounts of those instruments reflect the extent of involvement in particular types of financial instruments which were comprised of the following:

                                 2001     2000
                                ------   ------
Commitments to extend credit    $5,808   $4,175
Standby letters of credit          609      609
                                ------   ------
     Total                      $6,417   $4,784
                                ======   ======

     The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The same credit policies are used in making commitments and conditional obligations as for on-balance sheet instruments. Generally, collateral is not required to support financial instruments with credit risk. The terms are typically for a one-year period with an annual renewal option subject to prior approval by management.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised primarily of available commercial and personal lines of credit. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party.

     The exposure to loss under these commitments is limited by subjecting them to credit approval and monitoring procedures. Substantially all commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of the loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses. Since many of the commitments are expected to expire without being drawn upon, the contractual amounts do not necessarily represent future funding requirements.

12.  REGULATORY RESTRICTIONS

     Restriction on Cash and Due From Banks
     --------------------------------------

     The Bank is required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. The required reserve at December 31, 2001 and 2000, was $686,000 and $736,000 respectively.

     Loans
     -----

     Federal law prevents the BanCorp from borrowing from the Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount of ten percent of the Bank's common stock and capital surplus.

                    (In thousands, except per share amounts)

12.  REGULATORY RESTRICTIONS (Continued)

     Dividends
     ---------

     The Bank is subject to a dividend restriction which generally limits the amount of dividends that can be paid by an Ohio state-chartered bank. Under the Ohio Banking Code, cash dividends may not exceed net profits as defined for that year combined with retained net profits for the two preceding years less any required transfers to surplus. Under this formula, the amount available for payment of dividends in 2002 is $208 plus 2002 profits retained up to the date of the dividend declaration.

13.  REGULATORY CAPITAL

     Federal regulations require the BanCorp and the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average total assets.

     In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") established five capital categories ranging from "well capitalized" to "critically undercapitalized." Should any institution fail to meet the requirements to be considered "adequately capitalized," it would become subject to a series of increasingly restrictive regulatory actions.

     As of December 31, 2001 and 2000, the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based, and Tier 1 Leverage capital ratios must be at least ten percent, six percent, and five percent, respectively.

     The BanCorp's actual capital ratios are presented in the following table which shows the BanCorp met all regulatory capital requirements. The capital position of the Bank does not differ significantly from the BanCorp's.

                                       2001               2000
                                ----------------   ----------------
                                 Amount    Ratio    Amount    Ratio
                                --------   -----   --------   -----
Total Capital
(to Risk-weighted Assets)
-------------------------

Actual                          $ 12,978   18.09%  $ 12,438   19.70%
For Capital Adequacy Purposes      5,741    8.00      5,058    8.00
To Be Well Capitalized             7,176   10.00      6,323   10.00

Tier I Capital
(to Risk-weighted Assets)
-------------------------

Actual                          $ 12,070   16.82%  $ 11,639   18.40%
For Capital Adequacy Purposes      2,870    4.00      2,529    4.00
To Be Well Capitalized             4,306    6.00      3,794    6.00

Tier I Capital
(to Average Assets)
-------------------

Actual                          $ 12,070   10.77%  $ 11,639   11.50%
For Capital Adequacy Purposes      4,482    4.00      4,038    4.00
To Be Well Capitalized             5,603    5.00      5,047    5.00

                    (In thousands, except per share amounts)

14.  FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

     The estimated fair value of the BanCorp's financial instruments at December 31, are as follows:

                                           2001                 2000
                                   -------------------   ------------------
                                   Carrying     Fair     Carrying    Fair
                                     Value      Value     Value      Value
                                   --------   --------   --------   -------
Financial assets:
     Cash and due from banks       $  3,659   $  3,659    $ 3,685   $ 3,685
     Federal funds sold               3,000      3,000      1,200     1,200
     Investment securities
       available for sale            33,989     33,989     27,545    27,545
     Net loans                       59,539     59,920     61,183    60,517
     Regulatory stock                   452        452        426       426
     Bank owned life insurance        2,607      2,607      2,489     2,489
     Accrued interest receivable        803        803        750       750
                                   --------   --------    -------   -------
           Total                   $104,049   $104,430    $97,278   $96,612
                                   ========   ========    =======   =======

Financial liabilities:
     Deposits                      $ 85,753   $ 86,767    $84,927   $85,179
     Short-term borrowings            4,085      4,085      2,235     2,235
     Other borrowings                 6,009      6,009         23        23
     Accrued interest payable         1,278      1,278        942       942
                                   --------   --------    -------   -------
           Total                   $ 97,125   $ 98,139    $88,127   $88,379
                                   ========   ========    =======   =======

     Financial instruments are defined as cash, evidence of ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

     Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

     If no readily available market exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

                    (In thousands, except per share amounts)

14.  FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS (Continued)

     As certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the BanCorp.

     The BanCorp employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

     Cash and Due from Banks, Federal Funds Sold, Regulatory Stock, Accrued
     ----------------------------------------------------------------------
     Interest Receivable, Accrued Interest Payable, and Short-term Borrowings
     ------------------------------------------------------------------------

     The fair value is equal to the current carrying value.

     Bank Owned Life Insurance
     -------------------------

     The fair value is equal to the cash surrender value of the life insurance policies.

     Investment Securities
     ---------------------

     The fair value of investment securities available for sale and held to maturity is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

     Loans, Deposits, and Other Borrowings
     -------------------------------------

     The fair value of loans, certificates of deposit, and other borrowings is estimated by discounting the future cash flows using a simulation model which estimates future cash flows and constructs discount rates that consider reinvestment opportunities, operating expenses, noninterest income, credit quality, and prepayment risk. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year-end.

     Commitments to Extend Credit
     ----------------------------

     These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in Note 11.

                    (In thousands, except per share amounts)

15.  PARENT COMPANY

     Following are condensed financial statements for the BanCorp.

                             CONDENSED BALANCE SHEET

                                                  December 31,
                                                 2001      2000
                                               -------   -------
ASSETS
    Cash and due from banks                    $    32   $     7
    Investment securities available for sale        86       191
    Investment in subsidiary bank               12,024    11,537
    Other assets                                    38        41
                                               -------   -------

TOTAL ASSETS                                   $12,180   $11,776
                                               =======   =======

TOTAL LIABILITIES                              $     1   $    --

STOCKHOLDERS' EQUITY                            12,179    11,776

                                               -------   -------
TOTAL LIABILITES AND STOCKHOLDERS' EQUITY      $12,180   $11,776
                                               =======   =======

                          CONDENSED STATEMENT OF INCOME

                                                        Year Ended December 31,
                                                        2001    2000     1999
                                                        ----   ------   ------
INCOME
    Dividends from subsidiary bank                      $677   $  969   $  920
    Dividend income                                        5        6        4
    Investment securities gains, net                      40       19       --
    Other income                                           3       12       --
                                                        ----   ------   ------
         Total income                                    725    1,006      924

EXPENSES
    Professional fees                                     33       31       44
    Other                                                 15       15       14
                                                        ----   ------   ------
         Total expenses                                   48       46       58

Income before tax benefit and equity in undistributed
  net income of subsidiary                               677      960      866
Income tax benefit                                         1        3       19
Equity in undistributed net income
  of subsidiary                                          285      (77)     186
                                                        ----   ------   ------

NET INCOME                                              $963   $  886   $1,071
                                                        ====   ======   ======

                    (In thousands, except per share amounts)

15.  PARENT COMPANY (Continued)

                        CONDENSED STATEMENT OF CASH FLOWS

                                                      Year Ended December 31,
                                                      2001    2000     1999
                                                      -----   -----   -------
OPERATING ACTIVITIES
    Net income                                        $ 963   $ 886   $ 1,071
    Adjustments to reconcile net income to
     net cash provided by operating activities:
         Equity in undistributed net
          income of subsidiary                         (285)     77      (186)
         Investment securities gains, net               (40)    (19)       --
         Other                                           --     (21)       --
                                                      -----   -----   -------
            Net cash provided by
             operating activities                       638     923       885
                                                      -----   -----   -------

INVESTING ACTIVITIES
    Investment securities available for sale:
         Proceeds from sales                            130      62        --
         Purchases                                       --     (73)     (133)
                                                      -----   -----   -------
            Net cash provided by (used for)
             investing activities                       130     (11)     (133)
                                                      -----   -----   -------

FINANCING ACTIVITIES
    Purchase of treasury stock                         (361)   (570)     (385)
    Proceeds from stock option exercise                  --      52        23
    Cash dividends                                     (382)   (394)     (385)
                                                      -----   -----   -------
            Net cash used for financing
             activities                                (743)   (912)     (747)
                                                      -----   -----   -------

            Increase in cash                             25      --         5

CASH AT BEGINNING OF YEAR                                 7       7         2
                                                      -----   -----   -------

CASH AT END OF YEAR                                   $  32   $   7   $     7
                                                      =====   =====   =======